Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-183327 and 333-207306 and Form S-8 No. 333-173647) of Samson Oil & Gas Limited of our report dated October 15, 2018, relating to the consolidated financial statements, (which report expresses an unqualified opinion and includes an explanatory paragraph regarding Samson Oil & Gas Limited’s going concern uncertainty) appearing in this Annual Report (Form 10-K) for the year ended June 30, 2018.

/s/ Moss Adams LLP

Denver, Colorado

October 15, 2018